SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            BAB HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                               BAB HOLDINGS, INC.
                         8501 W. HIGGINS ROAD, SUITE 320
                             CHICAGO, ILLINOIS 60631
                                 (773) 380-6100



                                                                  March 14, 1997

Dear Shareholder:

         You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 9:30 a.m. on Wednesday, April 16, 1997, at the Rosemont Suites Hotel O'Hare, 5500 North River Road, Rosemont, Illinois.

         We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you plan to attend, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

                                        Very truly yours,


                                        /s/ Michael W. Evans
                                        Michael W. Evans
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



                               BAB HOLDINGS, INC.
                         8501 W. HIGGINS ROAD, SUITE 320
                             CHICAGO, ILLINOIS 60631
                                 (773) 380-6100

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 16, 1997

                           --------------------------


To the Shareholders of BAB Holdings, Inc.:

         The Annual Meeting of Shareholders of BAB Holdings, Inc. (the "Company") will be held on Wednesday, April 16, 1997 at 9:30 a.m., at the Rosemont Suite Hotel O'Hare, 5500 North River Road, Rosemont, Illinois, for the following purposes:

         (1) To elect five directors to serve for a one-year term expiring when their successors are elected and qualified at the annual meeting in 1998.

         (2) To act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending November 30, 1997.

         (3) To transact such other business as may properly come before the meeting or any adjournments hereof.

         The Board of Directors has fixed the close of business on March 10, 1996 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

         A PROXY STATEMENT AND FORM OF PROXY ARE ENCLOSED. SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY TO WHICH NO POSTAGE NEEDS TO BE AFFIXED IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                            By Order of the Board of Directors


                                            /s/ Theodore P. Noncek
March 14, 1997                              Theodore P. Noncek, Secretary



                                TABLE OF CONTENTS


GENERAL INFORMATION............................................................


RECORD DATE AND VOTING.........................................................


PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT.............................


PROPOSAL 1 -- ELECTION OF DIRECTORS............................................


MANAGEMENT.....................................................................


CERTAIN TRANSACTIONS...........................................................


PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..............


PROPOSALS FOR FISCAL 1997 ANNUAL MEETING.......................................


APPENDIX A.....................................................................

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................... .............................

   CONSOLIDATED FINANCIAL STATEMENTS...........................................



                              BAB HOLDINGS, INC.
                         8501 W. HIGGINS ROAD, SUITE 320
                             CHICAGO, ILLINOIS 60631
                                 (773) 380-6100

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 16, 1997
                           --------------------------


                               GENERAL INFORMATION

         This proxy statement is furnished to shareholders by the Board of Directors of BAB Holdings, Inc. (the "Company") for solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, April 16, 1996, to be held at the Rosemont Suites Hotel O'Hare, 5500 North River Road, Rosemont, Illinois at 9:30 a.m., and at all adjournments thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

         Shareholders may revoke proxies before exercise by submitting a subsequently dated proxy or by voting in person at the Annual Meeting. Unless a shareholder gives contrary instructions on the proxy card, proxies will be voted at the meeting (a) for the election of the nominees named herein and on the proxy card to the Board of Directors; (b) for the appointment of Ernst & Young LLP as independent auditors of the Company; and (c) in the discretion of the proxy holder as to other matters which may properly come before the meeting. This proxy statement and the enclosed proxy are being mailed to the shareholders of the Company on or about March 14, 1997.

         A copy of the Company's Summary Annual Report for the fiscal year ended November 30, 1996, is enclosed herewith but is not considered a part of the proxy solicitation material. Management's discussion of the financial condition of the Company as of November 30, 1996 and the audited consolidated financial statements of the Company appear in Appendix A to this Proxy Statement.

         The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. To ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

                             RECORD DATE AND VOTING

         The Board of Directors has fixed March 10, 1997 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the close of business on the record date, there were outstanding 7,143,069 shares of Common Stock, no par value, which is the only outstanding class of stock in the Company. Each share is entitled to one vote on each proposal to be presented at the meeting. As provided in the Articles of Incorporation of the Company, there is no right of cumulative voting. All matters being voted upon by the shareholders require a majority vote of the shares represented at the Annual Meeting either in person or by proxy, except for election of directors, which would be by plurality vote in the event of more nominees than positions (i.e., the five nominees receiving the highest number of votes would be elected).

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote constitutes a quorum for the transaction of business. Shares voted as abstentions and broker non-votes on any matter (or a "withheld authority" vote as to directors) will be counted as present and entitled to vote for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares on a particular matter, those shares will be counted as present for purposes of determining a quorum, but will not be considered present and entitled to vote for purpose of calculating the vote with respect to such matter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED HEREIN AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. IT IS INTENDED THAT PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH NOMINEE AND FOR SUCH OTHER PROPOSAL UNLESS OTHERWISE DIRECTED BY THE SHAREHOLDER SUBMITTING THE PROXY.


               PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT

         The following table sets forth as of March 10, 1997 the record and beneficial ownership of Common Stock held by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each current director; (iii) each nominee for election as director; and (iv) all officers and current directors of the Company as a group. Securities reported as "beneficially owned" include those for which the named persons may exercise voting power or investment power, alone or with others. Voting power and investment power are not shared with others unless so stated. The number and percent of shares of Common Stock of the Company beneficially owned by each such person as of March 10, 1997 includes the number of shares which such person has the right to acquire within sixty (60) days after such date.

         NAME                                                  SHARES                        PERCENT
-------------------------------------------------            ------------------------        -------

Aladdin International, Inc.                                  1,015,481                        14.2
3806 Abbott Ave. South
Minneapolis, MN 55410

Michael W. Evans                                               711,875(1)                      9.9
8501 West Higgins Road
Chicago, IL 60631

Paul C. Stolzer                                                671,625(2)                      9.4
4112 Emporia Ct.
Naperville, IL 60564

Michael K. Murtaugh                                            450,208(3)                      6.3
8501 West Higgins Road
Chicago, IL 60631

David L. Epstein                                                24,500(4)                      *
9700 Higgins Road, Suite 630
Rosemont, IL 60018

Cynthia A. Vahlkamp                                              3,000(5)                      *
1615 South Congress Avenue, Suite 200
Delray Beach, FL 33445

All officers and directors as a group (5 persons)            1,861,208(1)(2)(3)(4)(5)         25.8


    *Less than 1%.

(1) Includes 38,333 shares that may be acquired pursuant to a currently exercisable option.

(2) Includes 1,500 shares that may be acquired pursuant to a currently exercisable option.

(3) Includes 28,333 shares that may be acquired pursuant to a currently exercisable option.

(4) Includes 4,500 shares that may be acquired pursuant to currently exercisable options.

(5) Includes 3,000 shares that may be acquired pursuant to a currently exercisable option.



                                   PROPOSAL 1
                                 ---------------

                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the number of directors shall be as fixed from time to time by resolution of the shareholders subject to increase by the Board of Directors. The current number of members of the Board of Directors is five (5). The directors elected at this Annual Meeting, and at annual meetings thereafter unless otherwise determined by the Board or the shareholders, will serve a one-year term expiring upon the election of their successors at the next annual meeting. The five persons designated by the Board of Directors as nominees for election as directors at the Annual Meeting are Michael W. Evans, Michael K. Murtaugh, Paul C. Stolzer, David L. Epstein, and Cynthia A. Vahlkamp. Each nominee is currently a member of the Board of Directors.

         In the event any nominee should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

         See "MANAGEMENT" for biographical information concerning Messrs. Evans and Murtaugh, who are employees of the Company. The following biographical information is furnished with respect to each of the other nominees.

         PAUL C. STOLZER has served as a director of the Company since January 1993 and served as President of the Company from January 1993 to February 1996. Mr. Stolzer opened the first Big Apple Bagels store in Naperville, Illinois in 1986. Since 1986, he has been the president of Big Apple Bagels, Inc., which currently operates three stores in the western suburbs of Chicago, pursuant to a license agreement with the Company. Prior to his affiliation with the Company, Mr. Stolzer served as a consultant in the development of nine unrelated bagel shops in several states. Mr. Stolzer resigned as President of the Company in February 1996 to pursue other business interests. He is currently under contract as a consultant to the Company.

         DAVID L. EPSTEIN joined the Company as a director in September 1995. Mr. Epstein has been a principal of the J.H. Chapman Group, Ltd., an international investment banking firm specializing in the food industry since September 1983. Prior to joining J.H. Chapman Group, Ltd., Mr. Epstein was vice president and regional executive of Chase Commercial Corporation, an affiliate of Chase Manhattan Bank, N.A., where he headed that company's expansion in the food industry.

         CYNTHIA A. VAHLKAMP was first elected as a director in April 1996. Since September, 1996, she has been vice president of category marketing at Sunbeam Corporation. Ms. Vahlkamp served as senior vice president of marketing for On-Line Services of CompuServe Incorporated from February 1996 to September 1996, as general manager of Pritikin Systems, Inc. from 1993 to 1995, and held various other management positions at the Quaker Oats Company, both domestically and internationally, from 1986 to 1993. Ms. Vahlkamp is a member of the National Association of Corporate Directors, The American Marketing Association, The American Institute of Wine and Food, and The Chicago Arts and Business Council, serving on its Marketing Committee.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND KEY MANAGEMENT

         The following tables set forth certain information with respect to each of the directors and executive officers of the Company and certain other key management personnel.


     DIRECTORS AND EXECUTIVE OFFICERS             AGE        POSITION(S) HELD WITH COMPANY
     --------------------------------             ---        -----------------------------

         Michael W. Evans                          40        President, Chief Executive Officer and Director

         Michael K. Murtaugh                       52        Vice President, General Counsel and Director

         Theodore P. Noncek                        38        Chief Financial Officer, Secretary and Treasurer

         Paul C. Stolzer                           41        Director

         David L. Epstein                          49        Director

         Cynthia A. Vahlkamp                       42        Director

         MICHAEL W. EVANS has served as Chief Executive Officer and a director of the Company since January 1993 and is responsible for all aspects of franchise development and marketing, as well as all corporate and franchise sales performance and operation programs. In February 1996, he was appointed President. From December 1986 to December 1993, he was the chief executive of Windy City Management Services, an Illinois joint venture that served as the general partner of three limited partnerships that owned and operated 19 TCBY, Inc. yogurt store franchises. Mr. Evans has over 10 years of experience in the food service industry.

         MICHAEL K. MURTAUGH joined the Company as a director in January 1993 and as Vice President and General Counsel in January 1994. Mr. Murtaugh is responsible for dealing directly with state franchise regulatory officials and for the negotiation and enforcement of franchise and area development agreements, and for negotiations of acquisition and other business arrangements. Before joining the Company in January 1994, Mr. Murtaugh was a partner with the law firm of Baker & McKenzie, where he practiced law from 1971 to 1993. He also currently serves as vice president and secretary of American Sports Enterprises, Inc., which owns controlling interest in the Kane County Cougars and the Nashville Sounds, minor league baseball teams. Mr. Murtaugh is a shareholder, officer, and director of North Shore Bagels, Inc., which owns and operates three Big Apple Bagels franchise stores in suburban Chicago, Illinois.

         THEODORE P. NONCEK joined the Company as its Chief Financial Officer and Treasurer in July 1996 and was appointed Secretary in September 1996. Mr. Noncek is responsible for all financial reporting and analysis. Mr. Noncek is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Prior to joining the Company, he spent approximately three years as the Assistant Controller and Financial Reporting Manager of Apollo Travel Services, a subsidiary of UAL Corp. Prior to his time at Apollo, Mr. Noncek spent seven years in the public accounting firm Ernst & Young LLP, where, as an audit manager, he specialized in clients in the retail and wholesale industry.

         The Board of Directors had three standing committees during the last fiscal year, the Compensation Committee, the Audit Committee and the Options Committee. The Compensation Committee has two members, David L. Epstein and Paul
C. Stolzer, both of whom are directors. The function of the Compensation Committee is to set the compensation for the Executive Officers and to recommend the compensation to the Board of Directors for approval. The Audit Committee has three members, David L. Epstein, Paul C. Stolzer, and Cynthia A. Vahlkamp, all of whom are directors. The function of the Audit Committee is to interact with the independent auditors of the Company and to recommend the appointment of the independent auditors to the Board of Directors. The Options Committee has three members, Michael W. Evans, David L. Epstein and Cynthia A. Vahlkammp, all of whom are directors. The function of the Options Committee is to consider, determine and recommend to the Board of Directors the granting of options. Each of the standing committees met twice during the fiscal year and all members were in attendance at the meetings.

         The Board of Directors met nine times during the 1996 fiscal year. None of the directors attended fewer than 75% of the meetings of the Board of Directors.

DIRECTOR COMPENSATION

     Each non-employee director of the Company is paid a fee of $100 for each meeting attended, as well as reimbursement of reasonable expenses. In addition, the non-employee directors receive stock options pursuant to the 1995 Outside Directors Stock Option Plan (the "Directors Plan").

1995 OUTSIDE DIRECTORS STOCK OPTION PLAN

     The Directors Plan provides for the issuance of up to 30,000 shares of the Company's Common Stock to non-employee members of the Board of Directors. The Directors Plan will terminate on September 19, 2005, unless sooner terminated by action of the Board.

     Only non-employee members of the Board of Directors of the Company (the "Board") are eligible to receive grants under the Directors Plan. The Directors Plan provides for a grant to each non-employee director of an option to purchase 3,000 shares upon initial election to the Board (an "Initial Option") and for an annual grant thereafter, upon re-election to the Board, of an option to purchase 1,500 shares (an "Annual Option"). Each Initial Option and each Annual Option is immediately exercisable for a period of 10 years from the date of grant at an exercise price per share equal to the fair market value of the Common Stock as of the date of grant. Each Annual Option terminates three months after the termination of the optionee as a director of the Company for any reason except a "change in control," in which case the Option terminates after six months. An Initial Option remains exercisable, notwithstanding the termination of the directorship of the optionee, unless such termination is a result of death or a "change in control," in which case the Initial Option terminates after six months. Directors may choose to waive such option grants, in their discretion. All options granted under the Directors Plan are "nonqualified" options, which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Directors Plan is administered by the President and Chief Financial Officer, but the administrators have no authority to select recipients, select the date of grant of options, the number of option shares, or the exercise price, or to otherwise prescribe the particular form or conditions of any option granted. As of March 10, 1997, options granted under the Directors Plans include Initial Options granted to David Epstein and Cynthia Vahlkamp upon election to the Board, and Annual Options granted to Mr. Epstein and Paul Stolzer upon their re-election to the Board at the annual meeting of shareholders in April 1996. The exercise price of Mr. Epstein's Initial Option is $2.67 per share. The exercise price of all of the other Initial and Annual Options granted is $4.83 per share.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid to the Company's President and Chief Executive Officer for services rendered during fiscal years 1996, 1995 and 1994. No other executive officer received annual salary and bonus compensation of more than $100,000 during fiscal 1996, 1995 or 1994. The Company has no employment agreements with any of its executive officers.

                              SUMMARY COMPENSATION

                                      Annual Compensation               Long-Term Compensation
                                      -------------------               ----------------------
                                                                          Awards            Payouts
                                                                          ------            -------
                       Fiscal                                     Restricted  Securities
                        Year                        Other Annual    Stock     Underlying     LTIP        All Other
 Name and Principal    Ended     Salary    Bonus    Compensation   Award(s)    Options/     Payouts    Compensation
      Position         11/30       ($)      ($)         ($)          ($)       SARs (#)       ($)           ($)
====================== ======== ========= ======== ============== =========== ============ =========== ==============
Michael W. Evans,       1996    128,077     --          --           --         115,000       --            --
  President and Chief   1995     87,615    5,000        --           --           --          --            --
  Executive Officer

                        1994     70,250     --          --           --           --          --            --



1995 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

         The 1995 Long-Term Incentive and Stock Option Plan (the "Incentive Plan") provides for the issuance of up to 570,000 shares of the Company's Common Stock. The Incentive Plan will terminate on September 19, 2005, unless sooner terminated by action of the Board.

         The Incentive Plan permits the granting of awards to employees and non-employee officers, directors and agents of the Company in the form of stock appreciation rights, restricted stock awards and stock options. Stock options granted under the Incentive Plan may be "incentive stock options," meeting the requirements of Section 422 of the Code or nonqualified options which do not meet the requirements of Section 422. The Incentive Plan is currently administered by the Board of Directors and may be administered by a Committee of the Board of Directors appointed by the Board. The Incentive Plan gives broad powers to the Board or Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and rights, and to prescribe the particular form and conditions of each option or right granted. Incentive stock options, in order to receive favorable tax treatment under the Code, must be exercisable at not less than the fair market value of the Common Stock as of the date of the grant (110% of fair market value if the optionee is a 10% or greater shareholder) and may be granted only to employees.

         As of March 10, 1997, the Company has granted incentive stock options to 14 employees (including options granted to Michael W. Evans and Michael K. Murtaugh, executive officers of the Company) each for a term of 10 years, except in the case of Mr. Evans, whose option has a term of 5 years. Each incentive option is exercisable at 100% of the fair market value as of the date of grant (110% in the case of Mr. Evans). These options are exercisable in varying annual installments commencing on the one-year anniversary of grant. Messrs. Evans and Murtaugh's options are exercisable in three equal annual installments commencing on the one-year anniversary of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                          Number of Securities
                           Underlying Options/     Percent of Total
                            SARs Granted (#)        Options/ SARs         Exercise or Base
         Name                in Fiscal Year      Granted to Employees       Price ($/Sh)          Expiration Date
======================== ====================== ====================== ======================= ======================

Michael W. Evans,               115,000                  42.4                 $7.01                   4/23/01
President and CEO

Michael K. Murtaugh,             85,000                  31.3                 $6.37                   4/23/06
Vice President


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met during the fiscal year ended November 30, 1996.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation limit personal liability for breach of fiduciary duty by its directors to the fullest extent permitted by the Illinois Business Corporation Act (the "Illinois Act"). Such Articles eliminate the personal liability of directors to the Company and its shareholders for damages occasioned by breach of fiduciary duty, except for liability based on breach of the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violation of state securities laws, and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provisions in the Company's Articles of Incorporation shall not adversely affect any right or protection of a director of the Company for with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         In addition to the Illinois Act, the Company's Bylaws provide that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                              CERTAIN TRANSACTIONS

         The following information relates to certain relationships and transactions between the Company and related parties, including officers and directors of the Company. It is the Company's policy that it will not enter into any transactions with officers, directors or beneficial owners of more than 5% of the Company's Common Stock, or any entity controlled by or under common control with any such person, on terms less favorable to the Company than could be obtained from unaffiliated third parties and all such transactions require the consent of the majority of disinterested members of the Board of Directors.

         In addition, the Company has agreed with certain state regulatory authorities that so long as the Company's securities are registered in such states, the Company will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

         Management believes that the following transactions were effected on terms no less favorable to the Company than those that could have been realized in arm's length transactions with unaffiliated parties.

OFFICERS AND DIRECTORS

         In November 1992, the Company acquired the trademark and service mark Big Apple Bagels from Big Apple Bagels Inc., in consideration of the licensing agreement described below. Paul C. Stolzer is the owner and President of Big Apple Bagels, Inc., which owns and operates two Big Apple Bagels stores in Naperville, Illinois and one in Lisle, Illinois. These stores operate under a licensing agreement with the Company, are not subject to the rules and regulations stipulated in the Company's standard franchise agreement and are under no obligation to pay any franchise, royalty or marketing fees. Other than the licensing agreement and a non-compete agreement, Big Apple Bagels, Inc. has no other affiliation or relationship with the Company.

         On February 16, 1996, in connection with his resignation as president of the Company, Paul C. Stolzer entered into a three year consulting agreement with the Company whereby in exchange for his services, Mr. Stolzer will receive a fee of $65,000 per annum, subject to 5% annual increases, and increases in his rights under the November 1992 license agreement to include the operation of two additional Big Apple Bagels stores, subject to certain geographical restrictions.

         In February 1994, the Company acquired, for $22,705, a 50% interest in a joint venture formed to operate a franchise satellite store. The remaining 50% interest was owned by PNEF Inc., a company whose president is related by marriage to Michael W. Evans. This store purchased its bagels and cream cheese from a Company-owned store at price discounts comparable to those granted to wholesale customers. In February 1997, the Company purchased the rights to the 50% interest owned by PNEF, Inc. for $20,000 and dissolved the joint venture.

         Michael K. Murtaugh, the Company's Vice President and General Counsel, is president of North Shore Bagels, Inc., which owns and operates three Big Apple Bagels franchise stores near Chicago, Illinois. All transactions between the Company and this franchisee are similar to those with other franchisees. These stores are operated by full-time store managers.

         In July 1994, the Company entered into a 12-month agreement with J.H. Chapman Group, Ltd. ("Chapman"), for assistance in obtaining financing for the Company. David L. Epstein, who is currently a member of the Board of Directors of the Company, is a principal of Chapman. The agreement was negotiated at arm's length prior to Mr. Epstein's election to the Board in September 1995. Pursuant to the agreement, the Company paid Chapman $150,000 in connection with the investment of Aladdin International, Inc., described below. Chapman also assists the Company in the identification and negotiation of other potential acquisitions and licensing agreements and receives compensation as agreed in each particular instance. Since December 1, 1994, Chapman has received approximately $44,000 from the Company in compensation for these services and for expense reimbursement.

     In February 1997, Chapman assisted the Company in negotiating and obtaining a franchisee financing program administered by Franchise Mortgage Acceptance Company LLC ("FMAC"). Pursuant to the terms of the arrangement between Chapman and the Company, Chapman will receive a fee for its services in connection with this assistance in the amount of 1% of loans obtained by franchisees from FMAC, to a total maximum not to exceed $200,000. As no loans have yet been granted by FMAC in connection with the financing program, no fees have been paid to Chapman in connection with the arrangement.

ALADDIN INTERNATIONAL, INC.

         Aladdin International, Inc., a Minnesota corporation ("Aladdin"), loaned $500,000 to the Company on August 15, 1995, pursuant to an 11% secured convertible promissory note (the "Note"). The Note was converted to 254,238 shares of Common Stock of the Company on August 31, 1995. On August 31, 1995 Aladdin also purchased an additional 254,237 shares of Common Stock for $500,000 and was granted an option to purchase an additional 579,225 shares for an aggregate price of $822,500, or $1.42 per share, which was exercised to purchase 403,536 shares (the "Additional Shares") simultaneously with the closing of the Company's November 1995 initial public offering of securities. Aladdin also received, upon closing of such offering, a warrant (the "Warrant") exercisable from the date of issuance through September 1, 1996, to purchase 145,474 shares of Common Stock at $.66 per share as to 144,040 shares and $.67 per share as to 1,434 shares. The Warrant was exercised in full on June 25, 1996 by means of a "cashless" exercise, which resulted in issuance of 133,471 shares of Common Stock. All shares acquired upon exercise of the Warrant are currently held in escrow pursuant to order of the Commissioner of Commerce of the State of Minnesota issued in connection with registration of the Company's securities in Minnesota in the initial public offering.



                                   PROPOSAL 2
                                 ---------------

                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending November 30, 1997. If the shareholders fail to ratify such appointment, the Board of Directors will select another firm to perform the required audit function. A representative of Ernst & Young LLP is expected to be present at the shareholders meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.


                    PROPOSALS FOR FISCAL 1997 ANNUAL MEETING

         It is currently anticipated that the next annual meeting, for the fiscal year ending November 30, 1997 (the "1997 Annual Meeting"), will be held in mid-April 1998. Shareholders who intend to submit proposals for inclusion in the 1997 Proxy Statement and Proxy for shareholder action at the 1997 Annual Meeting must do so by sending the proposal and supporting statements, if any, to the Company at its corporate offices no later than December 1, 1997.

                                         By Order of the Board of Directors


                                         /s/ Theodore P. Noncek
                                         Theodore P. Noncek, Secretary

Dated:  March 14, 1997
Chicago, Illinois


         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AND COPIES OF THE COMPANY'S DIRECTORS PLAN AND INCENTIVE PLAN WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING THE ANNUAL REPORT OR PLAN(S) IN WRITING FROM: BAB HOLDINGS, INC., ATTENTION: THEODORE P. NONCEK, CHIEF FINANCIAL OFFICER, 8501 WEST HIGGINS ROAD, CHICAGO, IL 60631.



                                   APPENDIX A

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The selected financial data contained herein have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Appendix A. The data should be read in conjunction with the Consolidated Financial Statements and notes thereto.

         Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations, including statements regarding the development of the Company's business, the markets for the Company's products, anticipated capital expenditures, and the effects of completed and proposed acquisitions, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


GENERAL

         From its inception in November 1992, the Company has grown to 15 Company-owned and 134 franchised and licensed units. This rapid expansion in operations significantly affects the comparability of results of operations of the Company in several ways, particularly in the recognition of initial franchise fee revenue and ongoing royalty fees, as well as the significant increase in Company-owned store revenues.

         The Company's revenues are derived primarily from the operation of Company-owned stores, initial franchise fees and ongoing royalties paid to the Company by its franchisees. Additionally, in 1996 the Company significantly increased revenue derived from the sale of licensed products as a result of purchasing trademarks (Brewster's Coffee), licensing contracts (Strathmore Bagels Franchise Corporation's licenses with Host Marriott) and by directly entering licensing agreements (Mrs. Fields Cookies). Additionally, the Company has generated other revenue through the sale of store units to franchisees of the Company. In adding 13 Company-operated units during the year, the Company has created a stable revenue base in Company-owned store revenue and has become less dependent on initial franchise fee revenue.

         Management intends to continue to increase revenue through internal growth and acquisitions during 1997. The building blocks to revenue growth were laid during 1996 through five significant acquisitions and contractual relationships. In February 1996, the Company acquired the trademark rights to Brewster's Coffee, a premium roasted arabica bean coffee, as well as the rights to franchise Brewster's Coffee concept coffee shops. The Company offers Brewster's Coffee to its franchisees and licensees and contracts with a third party coffee roaster to manufacture the product for sale. It collects a commission based on pounds of coffee sold by the third party roaster. In May 1996, the Company completed the acquisitions of Bagels Unlimited, Inc. ("BUI") and Strathmore Bagels Franchise Corporation ("Strathmore"). BUI was a franchisee of the Company operating five Big Apple Bagels stores in the Milwaukee, Wisconsin market which were converted to Company-operated units. Strathmore had licensing contracts with Host Marriott to operate 34 Strathmore Bagels units in airports and travel plazas. The Company assumed these agreements and converted the Strathmore units to Big Apple Bagels units, giving the Company a presence in airport and travel plaza locations served by Host Marriott. The Company derives both a licensing fee as a percentage of bagel sales in these units, as well as a sales commission on the sale of par-baked bagels to Host Marriott by a third party commercial bakery. One additional unit was opened in November 1996 and the Company expects additional units will open during 1997.

         In June 1996, the Company entered a licensing agreement with Mrs. Fields Development Corporations ("Mrs. Fields") to sell the Company's par-baked bagel product in some of the nearly 1,000 stores in the Mrs. Fields Cookie system. Management believes that approximately 250 Mrs. Fields units have begun to stock Big Apple Bagels. The Company derives a licensing fee on the sale of this product by the commercial bakery to Mrs. Fields stores. In October 1996, the Company acquired certain assets of Danville Bagels, Inc., a franchisee of the Company operating two Big Apple Bagels stores in northern California, for conversion to Company-operated units. Subsequent to year-end, the Company completed acquisitions in January 1997 of Just Bagels, Inc. and affiliates, which operated four stores as franchisees of the Company for conversion to Company-owned units.

         Additionally, in February 1997 the Company signed a letter of intent to complete a tax free merger with My Favorite Muffin Too, Inc., a privately held operator and franchisor of 59 specialty muffin and bagel cafes primarily located in the eastern United States, and to acquire two separate companies operating a total of five company-owned My Favorite Muffin and Bagel stores in New Jersey and Pennsylvania (collectively "MFM"). Upon completion, and combined with the other acquisitions and agreements during the year, the Company believes that it will significantly increase revenues and earnings potential in 1997 and beyond.

         In September 1996, the Company signed an agreement to purchase the operations of Chesapeake Bagel Bakery ("Chesapeake"), an operator and franchisor of approximately nine company-owned and 134 franchise Chesapeake Bagel Bakery specialty bagel retail stores. The acquisition agreement was subject, among other factors, to the Company's successful financing of the cash portion of $22 million of the purchase price. In November 1996, the Company filed a registration statement on Form S-1 to register shares of the Company's common stock to be sold through a registered direct offering to qualified institutional investors. Being unable to complete the sale of common stock at a share price which made the transaction economically beneficial to the Company, the Company withdrew its registration statement in December 1996 and on December 31, 1996, the expiration date of the agreement with Chesapeake, announced it would not complete the proposed acquisition. As a result of the failure to complete this acquisition, the Company recorded a write-off of approximately $651,000 in the fourth quarter of fiscal 1996, consisting primarily of accounting, legal, printing, placement agent expenses and filing fees associated with the stock offering and acquisition. Management believes that while the failed acquisition of Chesapeake diverted management and operational attention during the second half of 1996, the Company's existing operations and prospects for further strategic acquisitions during 1997, including the MFM acquisition noted above, have the potential to replace the strategic advantage the Company believed would have followed the completion of the Chesapeake acquisition.

         As a result of adding 13 Company-owned stores during the year, management believes the Company did not realize the potential of its expected margins from Company-owned store operations during the year. The Company constructed and opened as new units a total of five of the 15 Company-owned units. Additionally, one unit in the BUI acquisition had only been open for approximately three weeks prior to the Company's acquisition of the store. New store operations suffer from low revenues in the early stages of operations and inefficiencies due to continuing training activities of store-level personnel. Similarly, as early stores are opened in a specific geographic market, the efficiencies of advertising, promotion and area management are not reached and cause an additional drain on store-level economics. Start-up costs related to expenditures incurred prior to opening individual units, which are amortized over the first year of operation of a store, additionally reduce operating profitability during the early stages of store operations. Stores added this year which were acquired and converted to Company-owned units, while not generally affected by low early stage revenues, also exhibit inefficiencies in early operations due to initial staff and management turnover and related training issues resulting in higher than normal costs. As the Company intends to continue to add Company-owned stores in fiscal 1997, Management believes similar inefficiencies will result from these stores but will decline as a percent of total Company-owned store operations.

         With the increase in both franchise, licensed and Company-owned operations, the Company has experienced increases in payroll, occupancy and overhead costs in the corporate offices. At November 30, 1996 the Company had 33 employees at the corporate level who oversee operations of the franchise, licensed and Company-owned store operations, up from 21 at the end of 1995. While these costs have increased, they have decreased as a percent of total revenues, and management expects that these costs will further decline as a percent of revenue as additional franchise and Company-owned units are added in 1997. While management has not completed a comprehensive plan of operations related to the proposed MFM merger, it is expected that this acquisition and existing Company growth will require only modest increases in employee headcounts at the corporate office. Additionally, as the Company approximately doubled the space at the corporate headquarters in late 1996 through subletting an office suite adjacent to the Company's existing offices, it is anticipated that the Company will not require additional office facilities in the foreseeable future. The Company believes it is in a position to leverage selling, general and administrative expenses across increasing revenue in the coming year.

RESULTS OF OPERATIONS

         The following table sets forth, for the fiscal years 1996 and 1995, revenue by type and as a percentage of total revenue during the year, along with the change from 1995 (in thousands):

                                                                    Year ended November 30,
                                                      -----------------------------------------------------
                                                              1996                  1995           Increase
Selected Revenue Data:                                -------------------     -----------------    --------

Company-owned stores                                    $3,484      55.1%       $563      27.7%     $2,921
Franchise and area development fees                      1,024      16.2%        700      34.5%        324
Royalty fees from franchise stores                       1,403      22.2%        767      37.7%        636
Licensing Fees and other income                            413       6.5%          3       0.1%        410
                                                         -----      ----         ---      ----         ---


Total                                                   $6,324     100.0%     $2,033     100.0%     $4,291
                                                        ======     =====      ======     =====      ======


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

         Total revenues increased 211% to $6,324,000 in 1996 from $2,033,000 the prior year. This increase was driven primarily by the increase in Company-owned store revenues which accounts for 55.1% of total revenue in 1996 up from 27.7% in the prior year. The Company added 13 Company-owned units during the year bringing the total to 15 in operation at November 30, 1996. Franchise and area development fees rose to $1,024,000 or 16.2% of total revenue in 1996 from $700,000 or 34.5% of total revenue in 1995 as a result of opening a total of 51 franchise units during the year compared to 38 during 1995. Additionally, $161,000 of the 1996 increase in these fees is attributable to the Company entering into a master franchise agreement with an Alberta, Canada corporation for the development of franchised stores in the four western provinces of Canada. Royalty fees from franchise stores increased to $1,403,000 or 22.2% of revenue in 1996 from $767,000 or 37.7% or revenue in 1995, as a result of the higher number of franchise stores in operation in 1996 compared to the prior year. Licensing fees and other income increased from approximately $3,000 in 1995 to $413,000 for 1996 or 6.5% of total revenues, as a result of the Company's entrance into various nontraditional channels of distribution, such as the sale of Brewster's Coffee to franchisees and licensees of the Company, licensing fees paid by Host Marriott on the sales of product in Big Apple Bagels licensed units in their system, and commissions received on the sale to Host Marriott and Mrs. Fields by a third party commercial baker of par-baked Big Apple Bagels. Additionally, the Company generated $123,000 from the resale to franchisees of stores acquired during the year.

         Food, beverage and paper costs, and store payroll and other operating expenses increased by 538.3% and 519.3%, respectively, in 1996 as a result of increasing the Company-owned stores base from two units at the close of 1995 to 15 at the end of 1996. Total food, beverage and paper costs consumed 35.1% of Company-store revenue for 1996 versus 34.0% in 1995, while store payroll and other operating expenses remained at 50.3% of revenue in both periods. The levels of these rates, and the increase from 1995 in food, beverage and paper costs, are a direct result of the increase in Company-owned stores during the year and related start-up inefficiencies. Costs of the uncompleted business acquisition were the result of acquisition-related costs and stock offering costs related to the Company's uncompleted acquisition of Chesapeake (see "General" above) which accounted for 10.3% of total 1996 revenue.

         Selling, general and administrative expenses increased 67.7% to $3,318,000 during 1996 from $1,979,000 in the prior year as a result of supporting an increasing base of franchise stores as well as the significant increase in Company-owned stores during the year. Payroll-related costs increased 52.9% during the year due to the increase in corporate level headcount from 21 at the beginning of 1996 to 33 at the close of the year. Advertising and promotion expense increased 209.6% due to increased advertising costs related to the Company-owned stores base. Professional service fees declined 5.7% in 1996, as compared to 1995, as the prior year included additional legal and accounting costs preceding the Company's initial public offering in November 1995. Franchise-related costs, those costs associated with franchise openings, increased 55.5% as a result of the increase in franchise openings from 38 in 1995 to 51 in 1996. Depreciation and amortization expense increased 482.6% due to the significant increase in Company-owned store depreciation and related to amortization of intangible assets including goodwill, contract rights, noncompetition agreements and trademarks resulting from the Company's various acquisitions during 1996. Other selling, general and administrative expenses increased 66.4% following trends in other components of this category.

         Loss from operations was $621,000 in 1996 versus $421,000 in 1995, representing a 47.6% increase from 1995. Without the impact of the uncompleted Chesapeake acquisition write-off of $651,000, Company operations would have generated income of approximately $30,000 for 1996. Interest income increased $301,000 as a result of the Company's investment of unused proceeds of the Company's November 1995 initial public offering during the year. Interest expense declined to approximately $5,000 in 1996 from $31,000 in the prior year as a result of the conversion of $229,000 of convertible bonds outstanding at the beginning of the year to common stock.

         Net loss for the year decreased to $321,000 as compared to the prior year net loss of $436,000, a 26.4% decrease. Without the impact of the uncompleted Chesapeake acquisition costs write-off, the Company would have recognized net income for 1996 of approximately $330,000. Net loss per share was $0.04 on both a primary and fully-diluted basis as compared to net loss per share in 1995 of $ 0.13 and $0.12 on a primary and fully-diluted basis, respectively. The average number of shares used to compute per share amounts was significantly increased as a result of the Company's initial public offering in November 1995

         On a pro forma basis, had the acquisitions of Strathmore, BUI and Danville occurred at the beginning of fiscal 1995, revenues for 1996 would have been $8,543,000 representing a 48.1% increase from $5,768,000 in 1995 attributable primarily to the increase in Company-owned stores noted above and the growth in revenues from Strathmore, BUI and Danville during the year. Net loss on a pro forma basis for 1996 and 1995 would have been $548,000 and $676,000, respectively, representing a 18.9% decrease between the years. This increase is related to the write-off of costs related to the uncompleted Chesapeake acquisition and other factors noted above, as well as inefficiencies in selling, general and administrative expenses implicit in comparing on a pro forma basis costs incurred by BUI, Strathmore and Danville prior to the acquisitions by the Company. Pro forma net loss per share would have been approximately $0.07 and $0.19 for the fiscal years ended November 1996 and 1995, respectively.


LIQUIDITY AND CAPITAL RESOURCES

         During the year ended November 30, 1996, cash provided by operating activities was $69,000 as compared with $406,000 provided by operating activities during 1995, or an 83.0% decrease. This decrease in a large part is due to the costs related to the uncompleted Chesapeake acquisition written off in the fourth quarter of $651,000 and other changes in operating assets and liabilities. Without the impact of the write-off of these costs, cash flows from operations would have been $720,000.

         Cash used for investing activities during 1996 totaled $6,422,000 of which $2,512,000 was used in the purchase of property, plant and equipment primarily for new Company-owned store construction during the year. Business acquisitions during the year required $2,474,000 in cash, including $991,000 related to BUI, $880,000 related to Strathmore and $603,000 related to Danville. The purchase of the Brewster's trademark and other rights required $171,000 in 1996. Cash used for investing activities during 1995 totaled $458,000, which consisted primarily of constructing and equipping the second Company-owned store totaling approximately $157,000, the acquisition of the "Big Apple Deli" trademark, and miscellaneous purchases of property, plant and equipment totaling approximately $78,000 used in the corporate headquarters facilities.

         Financing activities provided a total of $837,000 in 1996, due principally to the exercise in January of the underwriter's over-allotment option from the Company's initial public offering which provided the Company $882,000 after expenses. This amount was reduced by the repayment of long-term obligations during the year of $36,000.

         On November 27, 1995, the Company completed a public offering of 2,550,000 shares of the Company's Common Stock for a public offering price of $2.67 per share or an aggregate of $6,800,000. Costs associated with this offering totaled approximately $1,056,000, which included an underwriting discount of 9% of the offering amount, plus a nonaccountable expense allowance of 3%, and other expenses. Effective with the closing of the public offering on November 30, 1995 and pursuant to an August 31, 1995 subscription agreement, the Company sold an additional 403,536 shares of Common Stock to Aladdin at $1.80 per share. Costs associated with this transaction totaled $97,500 payable to an investment banking firm for assistance in obtaining the financing. The Company's cash needs in fiscal 1996 were met, in part, with proceeds from these transactions.

         To meet its goals in fiscal 1997 of continuing to add to Company-owned stores and other strategic acquisitions, the Company requires additional financing. Accordingly, the Company is currently seeking to place no more than $3,000,000 in convertible preferred stock in a private placement to institutional investors. Management believes that the proceeds of the private placement, combined with cash flows from operations, should sufficiently fund its planned expansion during 1997.

                        CONSOLIDATED FINANCIAL STATEMENTS

                               BAB HOLDINGS, INC.

                     YEARS ENDED NOVEMBER 30, 1996 AND 1995
                       WITH REPORT OF INDEPENDENT AUDITORS





                               BAB Holdings, Inc.

                        Consolidated Financial Statements


                     Years ended November 30, 1996 and 1995




                                    CONTENTS


Report of Independent Auditors

Consolidated Financial Statements

Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Shareholders' Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements





                         Report of Independent Auditors

The Shareholders and Board of Directors
BAB Holdings, Inc.

We have audited the accompanying consolidated balance sheets of BAB Holdings, Inc. as of November 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BAB Holdings, Inc. at November 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Chicago, Illinois
February 7, 1997





                               BAB Holdings, Inc.

                           Consolidated Balance Sheets


                                                                                NOVEMBER 30
                                                                            1996          1995
                                                                         -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents, including restricted cash of
     $149,232 and $346,441, respectively                                 $ 2,163,293   $ 7,679,009
   Trade accounts receivable                                                 471,303        81,198
   National Marketing Fund contributions receivable                           96,121        26,795
   Inventories                                                               103,314        16,542
   Notes receivable                                                          556,143        13,144
   Amounts due from affiliate                                                 36,347        18,026
   Deferred franchise costs                                                   43,576        25,238
   Prepaid expenses and other current assets                                 216,176        35,553
                                                                         -----------   -----------
Total current assets                                                       3,686,273     7,895,505

Property, plant, and equipment:
   Leasehold improvements                                                  1,064,648       101,937
   Furniture and fixtures                                                    435,277       101,480
   Equipment                                                               1,335,719       232,972
   Construction in progress                                                  997,383            --
                                                                         -----------   -----------
                                                                           3,833,027       436,389
   Less:  Accumulated depreciation and amortization                          299,315        87,957
                                                                         -----------   -----------
                                                                           3,533,712       348,432
Patents, trademarks, and copyrights, net of accumulated
   amortization of $21,752 and $1,446, respectively                          545,177       172,575
Goodwill, net of accumulated amortization of $27,924                       2,511,295            --
Other assets, net of accumulated amortization of $147,090 and $30,364,
   respectively                                                              583,346        63,627
Notes receivable                                                             288,184        11,493
                                                                         -----------   -----------
                                                                         $11,147,987   $ 8,491,632
                                                                         ===========   ===========




                                                                            NOVEMBER 30
                                                                        1996           1995
                                                                    ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                 $  1,056,548    $    384,465
   Accrued professional and other services                               289,567         105,000
   Accrued liabilities                                                   228,947         107,536
   Unexpended National Marketing Fund contributions                      145,383          57,563
   Current portion of long-term debt                                       6,375           7,927
   Deferred franchise fee revenue                                        624,400         802,500
                                                                    ------------    ------------
Total current liabilities                                              2,351,220       1,464,991

Long-term debt, less current portion                                       1,758         236,294

Shareholders' equity:
   Common stock, no par value; 20,000,000 shares
     authorized, 7,413,069 shares
     and 6,772,038 shares issued, respectively,
     and 7,143,069 and 6,502,038
     outstanding, respectively                                         9,218,522       7,903,183

   Preferred stock, $0.01 par value; 4,000,000 shares authorized,
     and no shares issued and outstanding                                     --              --
   Treasury stock at cost, 270,000 shares                                (17,500)        (17,500)
   Additional paid-in capital                                          1,010,167              --
   Accumulated deficit                                                (1,416,180)     (1,095,336)
                                                                    ------------    ------------
Total shareholders' equity                                             8,795,009       6,790,347




                                                                    ------------    ------------
                                                                    $ 11,147,987    $  8,491,632
                                                                    ============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





                               BAB Holdings, Inc.

                      Consolidated Statements of Operations



                                                   YEAR ENDED NOVEMBER 30
                                                     1996          1995
                                                 -----------    -----------
REVENUES
Net sales by Company-owned stores                $ 3,484,319    $   563,211
Franchise and area development fees                1,023,331        700,000
Royalty fees from franchised stores                1,402,839        767,064
Licensing fees and other income                      413,109          2,728
                                                 -----------    -----------
                                                   6,323,598      2,033,003

OPERATING COSTS AND EXPENSES
Food, beverage, and paper costs                    1,221,826        191,415
Store payroll and other operating expenses         1,753,397        283,120
Costs of uncompleted business acquisition            650,922             --
Selling, general, and administrative expenses:
   Payroll-related expenses                        1,337,587        874,719
   Advertising and promotion                         365,387        118,036
   Professional service fees                         373,614        396,358
   Franchise-related expenses                        157,990        101,570
   Depreciation and amortization                     379,266         65,102
   Other                                             704,228        423,261
                                                 -----------    -----------
                                                   3,318,072      1,979,046
                                                 -----------    -----------
                                                   6,944,217      2,453,581
                                                 -----------    -----------
Loss from operations                                (620,619)      (420,578)
Interest income                                      316,855         15,625
Interest expense                                      (4,530)       (30,807)
Other expense                                        (12,550)            --
                                                 -----------    -----------
Net loss                                            (320,844)      (435,760)
Preferred stock dividends accumulated                     --         (4,000)
                                                 -----------    -----------
Net loss attributable to common shareholders     $  (320,844)   $  (439,760)
                                                 ===========    ===========

Primary earnings per share                       $     (0.04)   $     (0.13)
                                                 ===========    ===========
Fully diluted earnings per share                 $     (0.04)   $     (0.12)
                                                 ===========    ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                               BAB Holdings, Inc.

           Consolidated Statements of Shareholders' Equity (Deficit)




                                         COMMON STOCK          PREFERRED STOCK              TREASURY STOCK
                                     SHARES        AMOUNT     SHARES     AMOUNT          SHARES        AMOUNT
                                  -----------   -----------    ----    -----------    -----------    -----------

Balance as of November 30, 1994     2,430,000   $    49,570    56.0    $   392,000       (270,000)   $   (17,500)
Preferred stock conversion            813,000       379,400   (54.2)      (379,400)            --             --
Preferred stock redemption                 --        (6,002)   (1.8)       (12,600)            --             --
Preferred stock cash dividends             --        (5,944)     --             --             --             --
Bond payable conversion                52,440       132,849      --             --             --             --
Issuance of common stock            3,476,598     7,353,310      --             --             --             --
Net loss                                   --            --      --             --             --             --
                                  -----------   -----------    ----    -----------    -----------    -----------
Balance as of November 30, 1995     6,772,038     7,903,183      --             --       (270,000)       (17,500)
Bond payable conversion                75,060       190,989      --             --             --             --
Issuance of common stock              382,500       882,350      --             --             --             --
Cashless exercise of investor
   warrant                            133,471            --      --             --             --             --
Issuance of common stock in
   acquisitions                        50,000       242,000      --             --             --             --
Issuance of stock options in
   acquisitions                            --            --      --             --             --             --
Net loss                                   --            --                     --             --             --
                                  -----------   -----------    ----    -----------    -----------    -----------
Balance as of November 30, 1996     7,413,069   $ 9,218,522      --    $        --       (270,000)   $   (17,500)
                                  ===========   ===========    ====    ===========    ===========    ===========



                       (WIDE TABLE CONTINUED FROM ABOVE)



                                   ADDITIONAL
                                    PAID-IN      ACCUMULATED
                                    CAPITAL        DEFICIT         TOTAL
                                  -----------    -----------    -----------

Balance as of November 30, 1994            --    $  (659,576)   $  (235,506)
Preferred stock conversion                 --             --             --
Preferred stock redemption                 --             --        (18,602)
Preferred stock cash dividends             --             --         (5,944)
Bond payable conversion                    --             --        132,849
Issuance of common stock                   --             --      7,353,310
Net loss                                   --       (435,760)      (435,760)
                                  -----------    -----------    -----------
Balance as of November 30, 1995            --     (1,095,336)     6,790,347
Bond payable conversion                    --             --        190,989
Issuance of common stock                   --             --        882,350
Cashless exercise of investor
   warrant                                 --             --             --
Issuance of common stock in
   acquisitions                            --             --        242,000
Issuance of stock options in
   acquisitions                     1,010,167             --      1,010,167
Net loss                                   --       (320,844)      (320,844)
                                  -----------    -----------    -----------
Balance as of November 30, 1996   $ 1,010,167    $(1,416,180)   $ 8,795,009
                                  ===========    ===========    ===========



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                               BAB Holdings, Inc.

                      Consolidated Statements of Cash Flows


                                                             YEAR ENDED NOVEMBER 30
                                                               1996        1995
                                                            ---------    ---------
OPERATING ACTIVITIES
Net loss                                                    $(320,844)   $(435,760)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
     Depreciation and amortization                            379,266       65,102
     Deferred preopening store cost                          (142,867)          --
     Other                                                     11,045       16,236
     Changes in operating assets and liabilities:
         Trade accounts receivable                           (447,293)     (52,274)
         National Marketing Fund contributions receivable     (69,326)     (18,893)
         Inventories                                           (7,926)     (10,354)
         Deferred franchise costs                             (18,338)       9,710
         Notes receivable                                      (3,682)      17,766
         Prepaid expenses and other assets                   (180,623)     (19,340)
         Amounts due from affiliate                           (18,321)      (5,930)
         Accounts payable                                     672,083      374,064
         Accrued professional and other services              184,567       95,000
         Accrued liabilities                                  121,411       38,966
         Unexpended National Marketing Fund
           franchisee contributions
                                                               87,820       26,400
         Deferred franchise fee revenue                      (178,100)     305,500
                                                            ---------    ---------
Net cash provided by operating activities                      68,872      406,193




                               BAB Holdings, Inc.

                Consolidated Statements of Cash Flows (continued)


                                                                  YEAR ENDED NOVEMBER 30
                                                                   1996          1995
                                                               -----------    -----------
INVESTING ACTIVITIES
Purchase of Bagels Unlimited                                   $  (990,874)   $        --
Purchase of Strathmore                                            (879,566)            --
Purchase of Danville                                              (602,988)            --
Purchases of property, plant, and equipment                     (2,512,472)      (254,299)
Purchase of trademarks                                            (171,396)      (169,291)
Purchases of other assets                                         (143,765)            --
Loan disbursements                                              (1,254,196)            --
Loan repayments                                                    183,578             --
Other                                                              (50,171)       (34,480)
                                                               -----------    -----------
Net cash used for investing activities                          (6,421,850)      (458,070)

FINANCING ACTIVITIES
Proceeds from issuance of common stock                           1,020,000      8,055,591
Payment of common stock issuance costs                            (137,650)    (1,212,006)
Redemption of preferred stock                                           --        (18,602)
Payment of preferred dividends                                          --         (5,944)
Debt proceeds                                                           --        520,000
Debt repayments                                                    (35,928)       (16,930)
Other                                                               (9,160)        (1,600)
                                                               -----------    -----------
Net cash provided by financing activities                          837,262      7,320,509
                                                               -----------    -----------
Net increase (decrease) in cash and cash equivalents            (5,515,716)     7,268,632
Cash and cash equivalents at beginning of year                   7,679,009        410,377
                                                               -----------    -----------
Cash and cash equivalents  at end of year                      $ 2,163,293    $ 7,679,009
                                                               ===========    ===========



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                               BAB Holdings, Inc.

                   Notes to Consolidated Financial Statements



1.  BASIS OF PRESENTATION

BAB Holdings, Inc. (the Company) is an Illinois Corporation incorporated on November 25, 1992. The Company has three wholly owned subsidiaries, BAB Operations, Inc. (Operations), BAB Systems, Inc. (Systems), and Brewster's Franchise Corporation (BFC). Systems was incorporated on December 2, 1992, and was primarily established to franchise "Big Apple Bagels" specialty bagel retail stores. Systems has a wholly owned subsidiary, Systems Investments, Inc. (Investments), which was created to operate the first Company-owned Big Apple Bagels store, which, until December 1995, also operated as the franchise training facility. Investments owns a 50% interest in a joint venture which operates a franchise satellite store. Operations was formed on August 30, 1995, primarily to operate Company-owned stores, including one which currently serves as the franchise training facility. BFC was established on February 15, 1996, to franchise "Brewster's Coffee" concept coffee stores.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The joint venture is accounted for using the equity method.

CASH EQUIVALENTS

The Company classifies as cash equivalents all highly liquid investments, primarily composed of money market mutual funds, certificates of deposit, and government agency notes, which are convertible to a known amount of cash and carry an insignificant risk of change in value.

INVENTORIES

Inventories are valued at the lower of cost, determined on a first in, first out
(FIFO) basis, or market.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives for the purposes of depreciation are: leasehold improvements - ten years or term of lease if less; machinery, equipment and fixtures - five to seven years.

INTANGIBLE ASSETS

The Company's intangible assets consist primarily of patents, trademarks, and copyrights, organization costs, contract rights, noncompetition agreements, and goodwill. Organization costs are primarily incorporation fees and legal fees associated with initial Uniform Franchise Offering Circulars related to operations and are being amortized over five years. Patents, trademarks, and copyrights are being amortized over 17 years. Contract rights are related to costs allocated to license agreements assumed by the Company in the acquisition of Strathmore Bagels Franchise Corporation and are being amortized over 8.5 years, the remaining life of the contract. Noncompetition agreements are amortized over the term of the agreements, which is six years. Goodwill recorded as a result of acquisitions described in Note 11 are being amortized over 40 years. Amortization expense recorded in the accompanying consolidated statements of operations for the years ended November 30, 1996 and 1995, was $164,956 and $17,203, respectively.

STOCK OPTIONS

The Company uses the intrinsic method to account for stock options granted for employees and directors. No compensation expense is recognized for stock options because the exercise price of the option is at least equal to the market price of the underlying stock on the grant date. Stock options granted as consideration in purchase acquisitions during 1996 have been recorded as an addition to additional paid-in capital in the accompanying balance sheet based on the fair value of such options on the date of the acquisition.

DEFERRED FRANCHISE FEE REVENUES AND COSTS

The Company recognizes franchise fee revenue upon the opening of a franchise store. Direct costs associated with the franchise sales are deferred until the franchise fee revenue is recognized. These costs include site approval, construction approval, commissions, blueprints, purchase of cash registers, and training costs.

Area development agreement revenue is recognized on a pro rata basis as each store covered by the agreement opens. At the termination of an agreement, any remaining deferred franchise and area development agreement revenue is recognized as such amounts are not refundable.

In addition to Company-operated and franchised stores, the Company acts as licensor of "Big Apple Bagels" units owned and operated by Host Marriott Services (Host Marriott). Included below as "licensed units" are these units located primarily in airport and travel plazas served by Host Marriott. The Company derives a licensing fee from certain sales at these units as well as a sales commission from the sale of par-baked bagels to these units by a third-party commercial bakery.

Stores which have been opened and unopened stores for which an agreement has been executed and franchise or area development fees collected are as follows:

                                                     NOVEMBER 30
                                                1996             1995
                                         ------------      ------------
Stores opened:
   Company-owned                                  15             2
   Franchisee-owned                               99            59
   Licensed                                       35            --
                                         ------------      ------------
                                                 149            61
Unopened stores:
     Franchise agreement                          26            32
     Area development agreement                   39            50
                                         ------------      ------------
                                                  65            82
                                         ------------      ------------
                                                 214           143
                                         ============      ============



ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was $179,659 and $55,245 in 1996 and 1995, respectively. Included in advertising expense was $41,928 and $30,912, in 1996 and 1995, respectively, related to the Company's franchise operations.

NET LOSS ATTRIBUTABLE TO COMMON SHARE

All share information presented has been adjusted for the three-for-two stock split effected in the form of a 50% dividend which occurred in April 1996. All common stock and warrants issued within one year prior to the initial filing of the public offering (see Note 8), have been treated as outstanding shares for the periods prior to the initial public offering. Prior to the issuance of such stock and warrants, the number of such shares included in the calculation of net loss attributable to common share has been reduced by the number of shares that could have been purchased at the public offering price using the proceeds from the issuance. Subsequent to the issuance of such stock, only the actual number of such shares issued has been included in the calculations. The primary calculation of net loss attributable to common share is based on the net loss attributable to common shareholders and the weighted-average number of common shares outstanding during the period. The primary calculation of net loss attributable to common share does not include the convertible bonds and the convertible preferred stock because they are not common stock equivalents. The fully diluted calculation of net loss attributable to common share assumes conversion at the beginning of the period of any convertible security converted during the period. Accordingly, the net loss attributable to common shareholders was adjusted for preferred dividends accumulated and interest expense on securities converted during the period.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

NEW ACCOUNTING PRONOUNCEMENT

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (the Standard), which is effective for fiscal years beginning after December 15, 1995. The Company intends to implement the requirements of this Standard for the fiscal year ended November 30, 1997, and has determined that, in accordance with the Standard, it will not alter its current method of accounting for stock-based compensation in the Consolidated Statement of Operations. The Company has not yet determined the impact, on a pro forma basis, of implementing the disclosure requirements of this standard.


3.  RESTRICTED CASH

The Company is required by certain states to maintain franchise and area development fees in escrow accounts until the related franchise stores commence operations. At November 30, 1996 and November 30, 1995, these accounts totaled $63,500 and $314,000, respectively.

The Company established the National Marketing Fund (Fund) during 1994. Franchisees are required to contribute to the Fund based on their net sales and in turn are reimbursed for a portion of media advertising placed in their local markets up to a maximum equal to the amount they contributed. At November 30, 1996 and 1995, the Fund's cash balance was $85,732 and $32,441, respectively.

4.  INCOME TAXES

There were no provisions for income taxes during the years ended November 30, 1996 and 1995, due to net operating losses incurred during those periods. The reconciliation of the income tax benefit computed at the federal statutory rate of 34% and the provision for income taxes is as follows:

                                                             YEAR ENDED NOVEMBER 30
                                                             1996             1995
                                                     ------------------------------------
Income tax benefit computed at federal
   statutory rate                                          $(109,087)        $(148,158)
State income tax benefit, net of federal tax
   benefit                                                   (15,458)          (20,995)
Permanent differences on debt financing
   obtained                                                   (1,748)          (31,701)
Other adjustments                                              1,046              (181)
Valuation allowance against net deferred tax
   asset                                                     125,247           201,035
                                                     ------------------------------------
Provision for income taxes                           $            --   $            --
                                                     ====================================



There was no current income tax expense for the years ended November 30, 1996 and 1995, due to the Company incurring net operating losses for tax purposes during each of those two years. No deferred taxes have been reflected in the consolidated statements of operations because the Company has fully reserved the tax benefit of net deductible temporary differences and operating loss carryforwards due to the fact that the likelihood of realization of the tax benefits cannot be established. The Company did not pay any income taxes during the years ended November 30, 1996 and 1995.

Deferred tax assets (liabilities) are as follows:

                                                                   NOVEMBER 30
                                                             1996              1995
                                                      -----------------------------------
Franchise fee revenue                                       $249,760         $313,400
Net operating loss carryforwards                             350,464          117,211
Franchise costs                                               74,979           27,476
National Marketing Fund net contributions                     19,664           12,976
Promotional expenses                                               -           10,020
Depreciation                                                 (94,741)         (22,347)
Start-up costs                                               (21,092)               -
Other                                                          4,106             (843)
                                                      -----------------------------------
                                                             583,140          457,893
                                                      -----------------------------------
Valuation allowance                                         (583,140)        (457,893)
                                                      -----------------------------------
                                                       $          --    $          --
                                                      ===================================


At November 30, 1996, the Company has cumulative net operating loss carryforwards expiring between 2008 and 2011 for U.S. federal income tax purposes of approximately $876,160. The net operating loss carryforwards are subject to limitation in any given year as a result of the Company's initial public offering (see Note 8) and may be further limited if certain other events occur.


5.  LONG-TERM OBLIGATIONS

Long-term debt consisted of the following:

                                                                                   NOVEMBER 30
                                                                             1996              1995
                                                                       ------------------------------------
Unsecured note payable to bank, principal payments due monthly beginning April 1994, in accordance with a paydown schedule, at
   an interest rate of 9.5%                                                    $2,245       $    5,389
Secured note payable to bank, principal payments due monthly beginning June 1994, in accordance with a paydown schedule, at an
   interest rate of 8.75%                                                       5,888            9,672
8% unsecured convertible bonds, due July 1, 2002                                    -          220,160
8% redeemed unsecured bonds, due July 1, 2000                                       -            9,000
                                                                       ------------------------------------
                                                                                8,133          244,221
Less:  Current portion                                                          6,375            7,927
                                                                       ------------------------------------
Long-term debt, net of current portion                                         $1,758         $236,294
                                                                       ====================================


In fiscal 1995, the Company had outstanding $370,000 of 8% unsecured convertible bonds due July 1, 2002. The bonds were convertible into shares of common stock at the conversion ratio of one share for every $2.67 of principal outstanding. In July 1995, the Company issued 52,440 shares of common stock to bondholders exercising certain conversion rights. Among other terms of the issue, the Company had the option of calling outstanding bonds at any time during the term, subject to certain redemption notice requirements. On December 29, 1995, the Company notified the remaining bondholders of its intent to redeem the outstanding principal balance of the issue. Bondholders representing $200,160 of principal elected to convert their interests to common stock pursuant to the terms of bonds, resulting in the issuance of 75,060 shares of common stock. The remaining outstanding principal was retired by the payment by the Company of approximately $31,000 to bondholders in February 1996.

On August 15, 1995, the Company issued a convertible promissory note for $500,000, due December 1, 1996, bearing interest at 11%, payable monthly. The note was converted into 254,238 shares of common stock on August 31, 1995, in connection with a stock subscription agreement (see Note 8).

The secured note payable to bank is collateralized by a delivery van.

As of November 30, 1996, annual maturities on long-term debt are due as follows:
$6,375 in 1997 and $1,758 in 1998. Interest paid for the years ended November 30, 1996 and 1995, was $4,530 and $28,954, respectively.


6.  LEASE COMMITMENTS

The Company rents its office and Company-owned store facilities under leases which require it to pay real estate taxes, insurance, and general repairs and maintenance on these leased facilities. Rent expense for the years ended November 30, 1996 and 1995, was $230,480 and $53,115, respectively. At November 30, 1996, future minimum annual rental commitments under the leases are as follows:

1997                                            $   707,210
1998                                                803,525
1999                                                755,863
2000                                                648,207
2001                                                488,370
Thereafter                                          809,143
                                            -------------------
                                                 $4,212,318
                                            ===================



7.  NONCASH TRANSACTIONS

During 1995 the Company converted $379,400 of preferred stock to common stock (see Note 8).

In connection with the stock subscription agreement entered into on August 31, 1995, the $500,000 August 15, 1995, promissory note was converted to common stock with put option, and the Company accepted a $200,000 note receivable (see Notes 5 and 8).

During 1996 and 1995 the Company converted $190,989 and $132,849 of bonds, net of bond issue costs, to shares of common stock (see Note 5).

On May 1, 1996, the Company issued 50,000 shares of common stock and an option to purchase 100,000 additional shares of common stock valued, in total, at approximately $392,000 and canceled notes and other receivables totaling approximately $145,000 as a portion of consideration of the purchase of several bagel stores owned and operated by a franchisee (see Notes 8 and 11).

On May 22, 1996, the Company issued an option to purchase 625,000 shares of common stock valued at $860,000 in connection with the purchase of various contract rights related to licensed units owned and operated by Host Marriott (see Notes 8 and 11).

On October 18, 1996, the Company canceled notes and other receivables totaling approximately $165,000 in connection with the purchase of all contract rights and other assets of BrewCorp (formerly known as Brewster's Coffee Company, Inc.) in foreclosure proceedings.


8.  SHAREHOLDERS' EQUITY (DEFICIT)

On March 28, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50% dividend payable to shareholders of record on April 12, 1996 and distributed on April 26, 1996. The terms of all outstanding options and warrants to purchase shares of common stock were adjusted accordingly. All share information has been adjusted to reflect the stock split.

During fiscal year 1995, the Company notified preferred shareholders of its intention to redeem the outstanding shares of preferred stock. Subject to the shareholder's conversion right, the Company had the right to redeem shares of preferred stock for cash at a price equal to the original amount invested by the shareholder, plus an annualized noncompounded return of 25% and all accrued but unpaid dividends due. Preferred shareholders had the right to convert their shares to shares of the Company's common stock at any time. During fiscal 1995,
54.2 preferred shares were converted to 813,000 shares of common stock, and the remaining 1.8 shares were redeemed for cash. The Company declared and paid a 5% dividend on the preferred stock for the period from November 2, 1994, through the date of conversion or redemption of each preferred share, totaling $5,944.

On July 12, 1995, the Articles of Incorporation were amended to authorize 4,000,000 shares of preferred stock, $.01 par value. No shares of preferred stock were outstanding at November 30, 1996 or 1995.

In July 1995, employees of the Company subscribed for 14,587 shares of common stock at a price of $2.67 per share. The Company contributed $.67 per share which was recorded as compensation expense. These shares were paid in full and issued on September 30, 1995.

On August 31, 1995, the Company entered into a stock subscription agreement with an "Investor" and sold 508,475 shares of common stock for $1,000,000, which was paid, in part, by conversion of the $500,000 August 15, 1995 promissory note (see Note 5). The net proceeds to the Company were $941,380.

On September 20, 1995, the Articles of Incorporation of the Company were amended to increase the authorized common shares from 5,000,000 to 20,000,000 shares.

On November 27, 1995, the Company completed a public offering of 2,500,000 shares of common stock for a public offering price of $2.67 per share or an aggregate of $6,800,000. Costs associated with this offering totaled $1,055,886, which included an underwriting discount of 9% of the offering amount plus a nonaccountable expense allowance of 3% along with other expenses. The Company also sold to the underwriter, for nominal consideration, warrants to purchase 255,000 shares of the Company's common stock. The warrants are exercisable between the first and fifth anniversary of the effective date of the initial public offering at $3.20 per share.

On November 30, 1995, effective with the closing of the offering and pursuant to the stock subscription agreement mentioned above, the Company sold an additional 403,536 shares of common stock to the Investor at $1.80 per share. Costs associated with this transaction totaled $97,500 payable to an investment banking firm for assistance in obtaining financing. The net proceeds to the Company were $628,866. In addition, the Investor was granted a warrant to purchase up to 144,041 shares of common stock exercisable from the date of issuance through September 1, 1996, at a price of $.67 per share. On June 25, 1996, 133,471 shares of common stock were issued to the Investor in connection with a cashless exercise of the warrant. In connection with this exercise, the Investor forfeited the option to purchase the remaining 10,570 shares covered by the warrant.

On January 2, 1996, the Company sold an additional 382,500 shares of Common Stock at the public offering price of approximately $2.67 per share upon exercise in full of the underwriter's over-allotment option, for an aggregate of $1,020,000. Costs associated with the exercise of the over-allotment option totaled approximately $138,000 which included an underwriting discount of 9% of the offering amount, plus a nonaccountable expense allowance of 3%, and other expenses. The net proceeds to the Company were approximately $882,000.

On May 1, 1996, in connection with the acquisition of Bagels Unlimited, Inc., the Company issued 50,000 shares of common stock and an option to purchase an additional 100,000 shares of common stock. The option is exercisable for 5 years commencing on May 1, 1996, at a $4.00 per share price. The stock and option were valued at approximately $242,000 and $150,000, respectively.

On May 22, 1996, in connection with the acquisition of Strathmore Bagels Franchise Corp., the Company issued an option to purchase 625,000 shares of Holdings' common stock, no par value, at an exercise price of $6.17 per share. The option is exercisable for 312,500 shares commencing on May 21, 1997, and for the remaining 312,500 shares commencing on May 21, 1998. The exercise period for the option ends on May 21, 1999. The option was valued at approximately $860,000.


9.  STOCK OPTION PLANS

On September 20, 1995, the Company adopted and received shareholder approval of the 1995 Long-Term Incentive and Stock Option Plan (the Incentive Plan), which permits the issuance of options, stock appreciation rights, and restricted stock awards to employees and nonemployee officers, directors, and agents of the Company. The Incentive Plan reserves 570,000 shares of common stock for grant and provides that the term of each award be determined by the Board or a committee of the Board. Under the terms of the Incentive Plan, options granted may be either nonqualified or incentive stock options. Incentive stock options must be exercisable at not less than the fair market value of a share on the date of grant (110% of fair market value if the optionee is a 10% or greater shareholder) and may be granted only to employees. The Incentive Plan will terminate on September 19, 2005, unless terminated sooner by action of the Board.

On September 20, 1995, incentive stock options were granted for an aggregate of 27,000 shares to 18 of the Company's employees, which are exercisable at $2.67 per share. Of the options issued to each employee in 1995, 750 options are exercisable on December 1, 1996, and the remaining 750 options are exercisable on December 1, 1997. During 1996, as a result of employees terminating their employment with the Company, options to purchase 9,000 shares granted to six employees were canceled. Additionally, on February 27, 1996, stock options to purchase a total of 6,000 shares were granted to two employees, exercisable one year from the date of grant, at an exercise price of $4.17. On April 23, 1996, stock options to purchase a total of 262,500 shares were granted to five employees, exercisable one year from the date of grant, 147,000 at an exercise price of $6.37, and 115,000 to a 10% shareholder exercisable at $7.01. Options are exercisable for a period of ten years from the respective exercise date. Options issued terminate immediately following an optionee's termination of employment or, in some circumstances, one to three months after termination or up to 12 months in the case of the death of the employee.

Additionally, on September 20, 1995, the Company adopted and received shareholder approval of the 1995 Outside Directors Stock Option Plan (the Directors Plan), which permits the issuance of nonqualified options to nonemployee members of the Board. The Directors Plan reserves 30,000 shares of common stock for grant. The Directors Plan provides for a grant of options to purchase 3,000 shares upon initial election to the Board and for annual grants thereafter, upon reelection, of options to purchase 1,500 shares.

Options granted are immediately exercisable for a period of 10 years from the date of grant at an exercise price per share equal to the fair market value of a share on the date of grant. Upon termination of the directorship, the options remain exercisable for periods of varying lengths based on the nature of the option and the reason for termination. The Directors Plan will terminate on September 19, 2005, unless terminated sooner by action of the Board.

On September 20, 1995, 3,000 options were granted to one nonemployee director pursuant to his election to the Board which are exercisable at $2.67 per share. On April 2, 1996, options to purchase 3,000 shares were issued to a director upon her election to the Board, and options to purchase 3,000 shares were issued to continuing nonemployee directors all with an exercise price of $4.83.


10.  COSTS OF UNCOMPLETED ACQUISITION

On September 4, 1996 the Company signed an agreement to acquire certain assets and assume certain liabilities of the two companies which represent the operations of The Chesapeake Bagel Bakery (Chesapeake), a franchisor and operator of Chesapeake Bagel Bakery concept specialty bagel stores. The agreement was subject to certain closing conditions including the Company obtaining funding for the acquisition by December 31, 1996. At that date, the Company was unable to complete a public offering of its common stock necessary to close the transaction on terms agreeable to management. The Company's costs incurred in acquisition-related and equity offering-related activities have been expensed in the accompanying consolidated statement of operations under the caption "costs of uncompleted business acquisition."


11.  BUSINESS COMBINATIONS

During the year the Company completed several acquisitions which were all accounted for using the purchase method of accounting. On May 1, 1996, the Company acquired certain assets of Bagels Unlimited, Inc. (BUI), a franchisee of the Company which operated five Big Apple Bagels stores in southeastern Wisconsin, for a purchase price, including acquisition costs, of approximately $1,428,000. Additionally, the Company paid $100,000 to the former owners of BUI in exchange for noncompetition agreements. The acquired stores are currently operated as Company-owned Big Apple Bagels units.

On May 21, 1996, the Company acquired certain assets and contract rights of Strathmore Bagels Franchise Corporation (Strathmore) for a purchase price including acquisition costs of approximately $1,740,000, plus additional consideration based on future openings of units operated by Host Marriott Services Corporation (Host Marriott). In this acquisition, the Company acquired rights to a license agreement with Host Marriott which operated 34 units, contracts for each facility, and certain machinery and equipment. Additionally, as part of the acquisition, the Company entered into noncompetition agreements with the two former principals of Strathmore.

On October 7, 1996, the Company acquired certain assets of Danville Bagels, Inc. (Danville), a franchisee of the Company operating two Big Apple Bagels stores in northern California, for a purchase price of approximately $603,000. Additionally, as part of the acquisition, the Company entered into noncompetition agreements with the two former principals of Danville. The acquired stores are currently operated as Company-owned Big Apple Bagels units.

The financial results of these acquisitions have been included in the accompanying consolidated statement of operations from the date of acquisition to the end of fiscal 1996. On a pro forma basis, had the above acquisitions occurred at December 1, 1994, revenues for the fiscal years ended November 30, 1996 and 1995, would have been $8,543,000 and $5,768,000, respectively. Net loss for fiscal 1996 and 1995 would have been $548,000 and $676,000, respectively, or a net loss per share of $0.07 and $0.19, respectively.


12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company evaluates its various financial instruments based on current market interest, rates relative to stated interest rates, length to maturity, and the existence of a readily determinable market price. Based on the Company's analysis, the fair value of financial instruments recorded on the consolidated balance sheet at November 30, 1996, approximate their carrying value.

13.  SUBSEQUENT EVENT

In January 1997, the Company completed the acquisitions of Just Bagels, Inc.
(JBI), and an affiliate, franchisees of the Company operating a total of four stores in southern California. The total purchase price paid was $770,000 including $120,000 related to a noncompetition agreement with the former owners of JBI and was paid in part through the forgiveness of notes receivable from JBI of approximately $455,000.